Contact:	Press Jim Sheehan SeaChange 1-978-897-0100 x3064 jim.sheehan@schange.com	Investors Monica Gould The Blueshirt Group 1-212-871-3927 monica@blueshirtgroup.com

SeaChange Announces Resignation of Peter Feld

from the Board of Directors

ACTON, Mass. (Jan. 25, 2013) – SeaChange International (Nasdaq: SEAC), a leading global multi-screen video software innovator, today announced that effective January 25, 2013, Mr. Peter Feld has resigned from the SeaChange Board of Directors.

“Upon joining the SeaChange Board of Directors in December of 2010, my goal was to work collaboratively with my fellow directors to significantly improve financial performance, strategically re-position the company to focus on the core software business, and to create and enhance value for the benefit of all shareholders,” commented Peter Feld. “Since that time we have accomplished a great deal. Under the leadership of Chief Executive Officer Raghu Rau, we have significantly strengthened the management team, exited two non-core businesses, reduced costs, and developed market-leading products for multi-screen video and advanced advertising solutions that are positioned for future success."

“On behalf of our management team and the entire company, I thank Peter for his valuable service and contributions to SeaChange and its shareholders,” stated Raghu Rau, CEO, SeaChange. “He has been an integral part of our strategic and financial transformation and has helped to put the Company on a path to long-term, profitable growth and value creation.”

Tom Olson, Chairman of the Board of Directors, SeaChange, added “The Board of Directors and I thank Peter for his vital contributions over the past two years. His involvement brought a renewed sense of urgency and focus to delivering improved results and serving the best interests of the Company and its shareholders. We wish Peter well in his future endeavors.”

Mr. Feld’s resignation brings the number of directors serving on the SeaChange board to six. At this time, the Company does not intend to fill the vacancy created as a result of Mr. Feld’s resignation.

About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company’s superior video platform, advertising and in-home offerings.

SeaChange’s hundreds of customers are many of the world’s most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit www.schange.com.

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